EXHIBIT 1

Information Concerning Reporting Persons and the President of FdSM

All persons named in this Exhibit 1 are French citizens, and Financière de Sainte-Marine is organized under the laws of France.

1.	Mr. Vincent Bolloré Principal Business Address: Tour Bolloré 31/32 quai de Dion Bouton, 92800 Puteaux, France. Principal Occupation: President of the Bolloré Group.

2.	Financière de Sainte-Marine

Financière de Sainte-Marine is ultimately controlled by Mr. Vincent Bolloré.

Principal Business Address:  Odet, 29500 Ergué Gaberic, France.

Principal Business: Holding and acquisition of interests in companies.

President:	Mr. Thierry Marraud
Principal Business Address:
Tour Bolloré
31/32 quai de Dion Bouton,
92800 Puteaux, France.

Number of Common Shares owned of record:  0

Principal Occupation: Chief Financial Manager of the Bolloré Group.